Exhibit 99.1

Tidelands Royalty Trust “B”

News Release

TIDELANDS ROYALTY TRUST “B”

ANNOUNCES NO QUARTERLY CASH DISTRIBUTION

DALLAS, Texas, June 20, 2016 – Southwest Bank, as Trustee of the Tidelands Royalty Trust “B” (OTC BB: TIRTZ) (“Tidelands”) today declared that there will be no quarterly cash distribution to the holders of its units of beneficial interest for the second quarter of 2016 that would have been due for a payment on July 14, 2016, to unitholders of record on June 30, 2016. Tidelands’ cash distribution history, current and prior year financial reports and tax information, a link to filings made with the Securities and Exchange Commission, and more can be found on its website at http://www.tirtz-tidelands.com/.

The distribution this quarter decreased to $0.00 per unit from $0.061320 per unit last quarter. Royalties received this quarter decreased as compared to the last quarter due to a decrease in the production of both oil and natural gas and a decrease in the prices of both oil and natural gas. After the payment of expenses, there were no funds available for distribution.

Tidelands’ distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Tidelands receives royalties two months after oil production and three months after natural gas production.

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Contact:	Ron Hooper
Senior Vice President
Southwest Bank
Toll Free (855) 588-7839